                                                                 Exhibit No. 10e

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of December 22, 1999, by and between SECURITY NATIONAL BANK AND TRUST CO. (hereinafter referred to as the "Bank") and Harry O. Egger (The "Employee").

         WHEREAS, the Employee will serve as Chairman of the Board of Directors and Chief Executive Officer; and

         WHEREAS, the Board of Directors of the Bank recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of Security Banc Corporation (the "Holding Company"), the holding company of the Bank, may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure of distraction of key management personnel to the detriment of the Bank, the Holding Company and its stockholders; and

         WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Holding Company, although no such change is now contemplated; and

         WHEREAS, on November 16, 1999, the Board of Directors of the Bank approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 4 hereof;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

         1. EMPLOYMENT. The Employee shall be employed as Chairman of the Board of Directors and Chief Executive Officer of the Bank. As Chairman of the Board of Directors and Chief Executive Officer, Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have other powers and duties as may from time to time be prescribed by the Board of Directors, provided that such duties are consistent with the Employee's position. The Employee, as top officer shall provide leadership, broad direction and guidance of Corporation and affiliate bank activities to ensure profitability, fair treatment and development of employees and effective community relations. The Employee shall continue to devote his best efforts and substantially all his business time and attention to the business and affairs of the Bank and its Holding Company and affiliated companies.

         2. COMPENSATION.
            (a) SALARY. The Bank agrees to pay the Employee during the term of this Agreement a salary established by the Board of Directors. The salary hereunder as of the Commencement Date (as defined in Section 4 hereof) shall be at least the Employee's stated salary. The salary provided for herein shall be payable in accordance with the practices of the

Bank, provided, however, that no such salary is required to be paid by the terms of this Agreement in respect of any month or portion thereof subsequent to the termination of this Agreement and provided further, that the amount of such salary shall be reviewed by the Bank not less often than annually and may be increased (but not decreased) from time to time in such amounts as the Bank in its discretion may decide, subject to the customary withholding tax and other employee taxes as required with respect to compensation paid by a corporation to an employee.

            (b) DISCRETIONARY BONUSES. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors of the Bank to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses when and as declared by the Board of Directors, except for restrictions on bonuses contained in 3(c) below.

            (c) EXPENSES. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with policies and procedures at least as favorable to the Employee as those presently applicable to the senior executive officers of the Bank) in performing services hereunder, provided that the Employee properly accounts therefor in accordance with Bank policy.

         3. BENEFITS.
            (a) PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS. The Employee shall be entitled while employed hereunder to participate in, and receive benefits under, all plans relating to stock options, stock purchases, pension, profit-sharing, group life insurance, medical coverage, education, cash or stock bonuses, and other retirement or employee benefits or combinations thereof, that are now or hereafter maintained for the benefit of the Bank's executive employees or for its employees generally. Normal retirement is defined as age sixty-five (65).

            (b) FRINGE BENEFITS. The Employee shall be eligible while employed hereunder to participate in, and receive benefits under any other fringe benefits which are or may be applicable to the Bank's executive employees or to its employees generally.

            (c) SUPPLEMENTAL RETIREMENT. In the event the Employee terminates employment for reason of Termination for Cause (as defined herein), or Change of Control (as defined herein), this section will become null and void and no benefits will be due to the Employee under this section.

In the event the Employee terminates employment for any reason other than those specifically listed above, the Employee will be eligible to begin receiving immediately, upon termination, an annual supplemental retirement benefit based upon his age at termination according to the following schedule:

                  Termination at Age 65:     Annual Benefit    $153,320
                  Termination at Age 64:     Annual Benefit    $132,365
                  Termination at Age 63:     Annual Benefit    $114,520
                  Termination at Age 62:     Annual Benefit     $99,250
                  Termination at Age 61:     Annual Benefit     $86,120
                  Termination at Age 60:     Annual Benefit     $74,720

         The above annual benefit amounts are expressed as 50% Joint & Survivor annuity amounts. That is, the Employee will receive the annual benefit for life. Upon his death, his spouse (if still living) will receive, for the remainder of her life, an annual benefit equal to 50% of the annual benefit paid to the Employee.

         Age shall be defined as the Employee's age as of his nearest birthday.

         Benefits payable pursuant to this section are separate from, and in addition to, any benefits payable from any other employer sponsored and/or employee financed retirement programs.

         All bonuses received by Employee until his retirement shall be first applied to yearly cost for the supplemental benefit, and any bonus sum, if any, above the bank's yearly cost, will be paid to Employee.

         4. TERM. The term of employment under this Agreement shall be a period of three (3) years commencing on the date as of which this agreement is entered into ("Commencement Date"). At the end of each month during said term, the term shall be automatically extended for another month and (1) the term shall be continuously a three (3) year agreement until the Agreement herein is terminated as provided herein, or (2) by normal retirement.

         5. VACATIONS. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that;

            (a) The Employee shall be entitled to an annual vacation of not less than either (8) weeks per year in the year 2000 and nine (9) weeks starting in the year 2001 and each year thereafter until retirement.

            (b) The timing of vacations shall be scheduled in a reasonable manner by the Employee; and

            (c) Management shall, solely at the Employee's request, be entitled to grant to the Employee a leave or leaves of absence for sick leave and personal reasons with or without pay at such time or times and upon such terms and conditions as management, in its discretion, may determine.

         6. TERMINATION OF EMPLOYMENT.

            (a) The Board of Directors may terminate the Employee's employment at any time, but any termination by the Bank's Board of Directors, other than termination for cause, shall not prejudice the Employee's right to compensation or other benefits under the Agreement. If the employment of the Employee is involuntarily terminated other than for "cause" as provided in this Section 6(a) or pursuant to any of Sections 6(d) through 6(e) or by reason of death or disability as provided in Sections 6(c) or 7, the Employee shall be entitled to receive (i) his then applicable salary for the then-remaining term of the Agreement as calculated in accordance with Section 4 hereof, payable in such manner and at such times as such salary would have been payable to the Employee under Section 2 had he remained in the employee of the Bank, and (ii) health insurance benefits maintained by the Bank for its senior executives of for its employees generally over the then-remaining term of the Agreement as calculated in accordance with Section 3 hereof. Employee will continue to share in costs at rates equivalent to those paid by executives still employed by company. Payment from any Retirement Plan will be made according to the provisions of said Plan.

            The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Employee without his express written consent. The Employee shall be considered to be involuntarily terminated if (l) the employment of the Employee is involuntarily terminated, other than for "cause" as provided in this Section 6(a), pursuant to any of Sections 6(d) through 6(e) or by reason of death or disability as provided in Sections 6(c) and 7; or (2) there occurs a material diminution of or interference with the Employee's duties, responsibilities and benefits as Chairman of the Board of Directors and Chief Executive Officer. By way of example and not by way of limitation, any of the following action, if unreasonable or materially adverse to the Employee, shall constitute such diminution or interference unless consented to in writing by the Employee: (i) a change on the principal workplace of the Employee to a location more than 35 miles from the Bank's main office, or (ii) a material demotion of the Employee, a substantial reduction in the number of other Bank personnel reporting to the Employee, other than as part of a Bank or Holding Company-wide reduction in staff; or (iii) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Employee, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Holding Company.

            In case of termination of the Employee's employment for cause, the Bank shall pay the Employee his salary through the date of termination, and the Bank shall have no further obligation to the Employee under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. For purposes of this Agreement, termination for "cause" shall include termination because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving, intentional failure to perform stated duties, conviction of a felony, or breach of a final cease and desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a Resolution, duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee was guilty of conduct constituting "cause" as set forth above and specifying the particulars thereof in detail.

            (b) The Employee's employment may be voluntarily terminated by the Employee at any time upon ninety (90) days written notice to the Bank or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Bank. In the event of such voluntary termination, the Bank shall be obligated to continue to pay the Employee his salary only through the date of termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

            (c) In the event of the death of the Employee during the term of employment under this Agreement and prior to any termination hereunder, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary of the Employee through the last day of the calendar month in which his death shall have occurred, and the term of employment under this Agreement shall end on such last day of the month. Employee's estate may receive a pro-rata annual incentive award for the fiscal year of death, based on actual performance for such year, payable when such awards are paid to other senior executives.

            (d) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by any action of any Federal or State banking authorities, the Bank's obligations under this Agreement shall terminate as of the date of service of suspension notice, unless stayed by appropriate proceedings. If the charges by the banking authorities are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of the obligations which were suspended. Basic salary and vacation is paid through the end of the week in which suspension occurs.

            (e) In the event the Bank purports to terminate the Employee for cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 16 that cause did not exist for such termination, or if in any event it is determined by any such court that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement. If employee wins his arbitration appeal on a single issue or provision, employee shall be reimbursed all expert witness fees, attorney fees and expenses of arbitration.

         7. DISABILITY. If during the term of employment hereunder the Employee shall become disabled or incapacitated to the extent that he is unable to perform his duties, he shall be entitled to receive insurance disability benefits of the type provided for other executive employees of the Bank.

         The Bank shall, in addition to the insurance benefit, pay an additional sum to provide a total benefit as provided in Section 6(a) herein for the remainder of the term of this Agreement.

         8. CHANGE IN CONTROL.

            (a) INVOLUNTARY TERMINATION. If the Employee's employment is involuntarily terminated (other than for cause or pursuant to any of Sections 6(c) through (e) or Section 7 of this Agreement) in connection with or within twelve (12) months after a change in control which occurs at any time during the term of employment under this Agreement, the Bank shall pay to the Employee in a lump sum in cash within twenty-five (25) business days after the date of Termination (as hereinafter defined) of employment an amount equal to three (3) times the Employee's annual salary as of the Date of Termination.

            (b) DEFINITIONS. For purposes of Section 8, 9, and 11 of this Agreement, "Date of Termination" means the earlier of (i) the date upon which the Bank gives notice to the Employee of the termination of his employment with the Bank or (ii) the date upon which the

            Employee ceases to serve as an Employee of the Bank, and "change in control" is defined solely as any of the following: (1) acquisition of control of the Bank or Holding Company which would require the filing of an application for acquisition of control or notice of change in control in a manner as set forth in any Federal or State regulation or any successor regulation; (2) the Bank ceases to exist as a corporate entity for any reason (including, but not limited to, the merger of Bank into, or consolidation of the Bank with another corporation, or; (3) in the event Bank sells all of or substantially all of its assets to a third party, or; (4) in the event a majority of the number of outstanding shares of Bank are sold by the shareholders to another firm, association, corporation or person in one transaction, or in separate transactions, which result in transfer of majority ownership and control of the Bank from its present shareholders to others.

            (c) COMPLIANCE WITH REQUIREMENTS. Notwithstanding anything in this Agreement to the contrary, no payments may be made pursuant to Section 8 hereof without the prior approval of any Federal authorities if following such payment the Bank would not be in compliance with any Federal regulations.

            (d) RETIREMENT. To the extent Employee is not vested in any retirement plan, Employee will become fully vested in said Retirement Plan if terminated under this Section. Payment from any qualified defined benefit retirement plan will be made pursuant to the Plan as if the Employee were to have thirty-six (36) additional months of service and thirty-six (36) months of age.

            (e) IN ADDITION TO ANY OTHER RETIREMENT BENEFITS. The Employee will receive an annual benefit of $153,320 beginning immediately payable for the remainder of his life. Upon his death, his spouse (if living) will receive an annual benefit of $76,660 for the remainder of her life.

            (f) OTHER. No payment made due to severance will be included as compensation for the purchase of calculating any amount payable from any benefit program where compensation is a variable.

            (g) GROSS-UP PAYMENT. In the event the Executive becomes entitled to one or more payments which are, or become, subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 as amended, the Bank shall pay the Executive an additional amount ("gross-up payment") that puts the Executive in the same after-tax position as if such tax has not been imposed.

         9. CONFIDENTIAL INFORMATION; LOYALTY; NON-COMPETITION.

            (a) During the term of the Employee's employment hereunder and thereafter, the Employee shall not, except as may be required to perform his duties hereunder or as required by law, disclose to others or use, whether directly or indirectly, any Confidential Information. "Confidential Information" means information about the Bank and the Bank's clients and customers which is not available to the general public and was or shall be learned by the Employee in the course of his employment by the Bank, including without limitation any data, formulae, information, proprietary knowledge, trade secrets, and credit reports and analyses owned, developed and used in the course of the business of the Bank, including client and customer lists and information related thereto; and all papers, resumes, records and other documents (and all copies thereof) containing such Confidential Information. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Bank. The Employee agrees that upon the expiration of the Employee's term of employment hereunder or in the event the Employee's employment hereunder is terminated prior thereto for any reason wheresoever, the Employee will promptly deliver to the Bank all documents (and all copies thereof) containing any Confidential Information.

            (b) The Employee shall devote his full time to the performance of his employment under this Agreement; provided, however, that the Employee may serve, without compensation, with charitable, community and industry organizations and continue to serve, with compensation, as a director of any business corporation of which he is currently a director to the extent such directorships do not inhibit the performance of his duties thereunder or conflict with the business of the Bank. During the term of the Employee's employment hereunder, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank.

            (c) Upon the expiration of the term of the Employee's employment hereunder or in the event the Employee's employment hereunder terminates prior thereto for any reason whatsoever, the Employee shall not, for a period of three
(3) years after the occurrence of such event, for himself, or as the agent of, on behalf of, or in conjunction with, any person or entity, solicit or attempt to solicit, whether directly or indirectly: (i) any employee of the Bank to terminate such employee's employment relationship with the Bank; or (ii) any savings and loan, banking or similar business from any person or entity that is or was a client, employee, or customer of the Bank and had dealt with the Employee or any other employee of the Bank under the supervision of the Employee.

            (d) In the event Employee voluntarily resigns pursuant to Section 6(b) of this Agreement, or in the event the Employee's employment hereunder is terminated for cause, the Employee shall not, for a period of three (3) years from the date of termination, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner within any financial institution having an office located within fifty (50) miles of any office of the Bank as of the date of termination.

            (e) The provisions of this Section shall survive the termination of the Employee's employment hereunder whether by expiration of the term thereof or otherwise.

         10. DISPARAGEMENT. Employee shall conduct himself and the Bank's business at all times so as to not detract from, or reflect adversely on the Security National Bank and Trust Co. and Security Banc Corporation, their services, business, products, employees, officers and customers; and, after the termination of this Agreement, not to defame or disparage Security National Bank and Trust Co. and Security Banc Corporation its services, business, products, officers, employees or customers, nor engage in any unfair trade or business practices.

         11. NO ASSIGNMENTS.

             (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 8(a) hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representative, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

         12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the Security National Bank and Trust Company's main office and the Employee's last known address (provided that all notices to the Bank shall also be directed to the attention of the Board of Directors of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith.

         13. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         14. PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         15. SEVERABILITY. The provision of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         16. GOVERNING LAW. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Ohio.

         17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                  SECURITY NATIONAL BANK AND TRUST CO.


                                  By /S/ William C. Fralick
                                     ------------------------------------------
                                    William C. Fralick, President


                                  /s/ Harry O. Egger
                                  ---------------------------------------------
                                  Harry O. Egger, Chairman of the Board/CEO
                                                                  EMPLOYEE

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        ---------------------------------

                  This Amendment to Employment Agreement, dated March 23, 2001 (the "Amendment"), is made and entered into by The Security National Bank and Trust Co. (also known as Security National Bank and Trust Co.) (the "Bank") and Harry O. Egger (the "Employee").

                                   WITNESSETH:
                                   -----------

                  WHEREAS, Park National Corporation ("Park") and Security Banc Corporation ("Security") have entered into an Agreement and Plan of Merger, dated as of November 20, 2000 (the "Agreement and Plan of Merger"), pursuant to which Security will merge into Park as of the Effective Time specified therein; and

                  WHEREAS, the Agreement and Plan of Merger requires, as a condition precedent to the performance of Park's obligations thereunder, the amendment of the Employment Agreement entered into as of December 22, 1999, by and between the Bank and the Employee (the "Employment Agreement") as contemplated by this Amendment; and

                  WHEREAS, Park has agreed to honor the Employment Agreement provided the Employment Agreement has been modified prior to the Effective Time as contemplated by this Amendment;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Bank and the Employee agree as follows:

                  1. DEFINITIONS. The capitalized terms used herein that are defined in the Agreement and Plan of Merger and not otherwise defined herein shall, when used herein, have the meanings ascribed to them in the Agreement and Plan of Merger.

                  2. AMENDMENT OF EMPLOYMENT AGREEMENT. Section 4 of the Employment Agreement is hereby amended by deleting the same in its entirety and substituting therefor the following:

                  4. TERM. The term of employment under this Agreement commenced on December 22, 1999 and shall end on March 23, 2004.

                  3. ACKNOWLEDGEMENT OF AGREEMENT BY PARK TO HONOR EMPLOYMENT AGREEMENT.

                     (a) The Employee hereby acknowledges that pursuant to
Section 6.02 of the Agreement and Plan of Merger, Park has agreed to honor the Employment Agreement, as amended by this Amendment. The Employee hereby agrees that such agreement shall satisfy any obligation of Park which may be deemed to exist under Section 11(a) of the Employment Agreement and that the change in the Bank's status from one of three financial institution subsidiaries of Security to one of nine financial institution subsidiaries of Park shall not be deemed to constitute a material diminution of the Employee's duties or responsibilities for purposes of Section 6 (a) of the Employment Agreement.

                     (b) The Employee hereby acknowledges that he has been advised of the benefits which Park or an affiliate of Park intends to provide to the Employee as an employee of the Bank following the merger of Security into Park. Such benefits are collectively referred to as the "Park Benefits". The Employee agrees that the Park Benefits do not constitute a material diminution of his benefits from those provided by the Bank or Security for purposes of
Section 6(a) of the Employment Agreement.

                  4. MISCELLANEOUS.

                     (a) This Amendment shall be construed in accordance with and governed by the laws of the State of Ohio.

                     (b) Except as expressly provided for in this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms.

                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

                           THE SECURITY NATIONAL BANK AND TRUST
                           CO. (also known as SECURITY BANK AND TRUST CO.)


                           BY  /s/ William C. Fralick
                               ------------------------------------------------
                               William C. Fralick, President


                           EMPLOYEE

                               /s/ Harry O. Egger
                               ------------------------------------------------
                               Harry O. Egger, Chairman and CEO